EXHIBIT 10.1

AMENDMENT TO REAL ESTATE

PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) dated as of the 20th day of October, 2005, is made by and between PILOT DEVELOPERS, LLC, a North Carolina limited liability company, and ENCLAVES GROUP, INC., a Delaware corporation, and its successors or assigns (the “Purchaser”).

RECITALS:

R.1.     Seller and North Carolina Development Partners, LLC (“NC Development Partners”) entered into and delivered that certain Real Estate Purchase and Sale Agreement made effective as of August 22, 2005 (the “Original Agreement”), relating to the purchase and sale of those certain parcels of land containing approximately One Hundred Fifty Three (153) acres identified as Tax Map Parcel Nos. 058-088 and 531-065-00, located at Stokes Ferry & Earnhardt Roads in the City of Salisbury, in Rowan County, North Carolina, commonly known as the “Drummond Village” Property, together with improvements described as part of the “Property” in the Original Agreement.

R.2      By that certain Assignment of Contract made effective as of September 12, 2005, by and between NC Development Partners as “Assignor” and the Purchaser as “Assignee”, Assignor assigned all its right, title, and interest in the Original Agreement to the Purchaser, with the written consent of Seller.

R.3.     Purchaser has delivered the Deposit in the amount of Twenty Five Thousand Dollars ($ 25,000) to the Escrow Agent, who holds it pursuant to the terms and conditions of that certain Escrow Agreement dated as of September 2, 2005, by and between Purchaser, Seller, and Escrow Agent.

R.4.     The Feasibility Period, which commenced on August 22, 2005, has expired and pursuant to the terms and conditions of § 3 of the Original Agreement, since the Purchaser has not provided the Affirmative Notice to the Seller the Original Agreement is terminated.

R.5.     The Purchaser has offered to purchase the Property on modified terms and conditions, herein set forth, and the Seller has agreed to accept such terms and conditions and enter into this Amendment to reinstate and amend the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations and covenants herein exchanged and other good and valuable consideration the receipt and sufficiency of which the parties acknowledge, the Purchaser and Seller agree as follows:

1.	Reduced Property Size.

(a)       Section 1 of the Original Agreement is hereby amended by reducing the Land to be acquired at Closing from the 153 acres identified in the Original Agreement to Seventy Six and five-tenths (75.6) acres, including the first five phases west of the power line easement together with an additional parcel east of the power line easement, as indicated on the attached Schedule 1 hereby incorporated by reference. The parties agree that the specific parcels to be conveyed at Closing shall be

Amendment to	Pilot Developers, LLC
Purchase and Sale Agreement	/ Enclaves Group, Inc.

identified by Purchaser’s surveyor, mutually agreed to by the parties during the Feasibility Period, and the survey incorporated herein by written amendment.

(b)  The Purchaser shall have the right (but not the obligation) to acquire remaining portion of the Land not purchased at the Closing on the following terms:

(i)    this option must be exercised in writing delivered on or before the second anniversary of the Closing, but the conveyances under the option may be made at any time designated by the Purchaser, subject to the minimum requirements in clause (ii) below, and Purchaser may identify and designate the parcels to be conveyed with each closing under the option;

(ii)    in exercising this option the Purchaser must purchase (or have purchased previously under the option) not less than twenty five (25) acres per annum for each year of the three (3) year period after the second anniversary, until the remaining balance of the Land has been acquired; provided that ;

(iii)    the purchase price of the property acquired under this option shall be equal to the sum of Thirty Two Thousand Six Hundred Seventy Dollars ($ 32,670) an acre increased by the then current prime rate plus two percent (2%)(but not more than eight percent (8%) per annum from the date of Closing to the date of conveyance); the term “prime rate” shall mean the prevailing market interest rate for the period as published in the Wall Street Journal for commercial loans; and

(iv)    this option shall be evidence in writing recorded in the land records for Rowan County, North Carolina, and shall expire on the fifth (5th) anniversary of the Closing.

2.             Reduced Purchase Price. The Original Agreement is hereby amended by reducing the Purchase Price in § 2 to Two Million Five Hundred Thousand Dollars ($ 2,500,000).

3.             Reinstatement; Extension of Feasibility Period. The Original Agreement is hereby amended by reinstating Agreement as of the effective date of this Amendment and reinstating and continuing the Feasibility Period in § 3 of the Original Agreement to the date thirty (30) days after the effective date of this Amendment.

4              Revised Closing Date. The Original Agreement is hereby amended by amending the Outside Closing Date set forth in § 5 (a) to extend until January 10, 2006.

5.             Entirety; Effect of Amendment. The recitals are incorporated as if set forth in full herein and capitalized terms used and not otherwise defined have the meanings as provided by the Original Agreement. This Amendment sets forth in entirety the parties’ agreement on amending the Original Agreement and, except as modified by this Amendment, all of the terms and provisions of the Original Agreement are hereby ratified and confirmed by Seller and Purchaser and shall remain in full force and effect as the “Agreement”.

6.              Effective Date; Counterparts. This Amendment shall become effective immediately upon its execution and delivery by both parties. To facilitate execution, this Amendment may be executed in one or more counterparts and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of each party, or that the signatures of the persons required to bind any party, appear on

Amendment to	Pilot Developers, LLC
Purchase and Sale Agreement	/ Enclaves Group, Inc.

one or more of such counterparts. Each party by executing this Amendment agrees that it may be delivered by facsimile transmission and relied upon by the other party as if original counterparts were exchanged. All counterparts of this Amendment shall be deemed originals and shall collectively constitute but one instrument and agreement.

IN WITNESS WHEREOF, each of the parties by its authorized representative has caused this Amendment to be duly executed, intending to be legally bound as of the Effective Date.

SELLER:

PILOT DEVELOPERS, LLC
ATTEST/WITNESS:

By:
Eric M. Wood
Date: October ___, 2005	Its:	Manager

PURCHASER:

ENCLAVES GROUP, INC.
ATTEST/WITNESS:

By:
Daniel G. Hayes
Date: October ___, 2005	Its:	President / CEO

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